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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                SEC File Number: 000-31006
                                                CUSIP Number: 376366 10 0

(Check One) Form 10-KSB [ ]   Form 20-F [ ]   Form 10-QSB [X]   Form N-SAR [ ]

For Period Ended:  September 30, 2002
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ________________________

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          Nothing in this form shall be construed to imply that the
          Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant:  GiveMePower Corporation

Former Name if Applicable: N/A

Address of Principal Executive Office (Street and Number):
City, State, Zip Code:
                       5925 - 12 Street SE, Suite 230
                       Calgary, Alberta, Canada T2H 2M3

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PART II - RULES 12b-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ } (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and
[ ]  (c)  The accountant's statement or other exhibit required by Rule
          12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K,
10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

    The Company has incurred a delay in assembling the information required to be included in its September 30, 2002 Form 10-QSB Quarterly Report. This delay could not be avoided without unreasonable effort or expense. The Company expects to complete and file its report on Form 10-QSB on or before November 19, 2002.

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PART IV - OTHER INFORMATION
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(1)   Name and telephone number of person to contract in regard to this notification:

        Todd D. Noble, Secretary and CFO           (403) 287-6001
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                (Name and Title)                 (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act or 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been
      filed?  If answer is no, identify report(s).          [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or
      portion thereof?                                      [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            GiveMePower Corporation
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  /s/ Todd D. Noble
Date: November 14, 2002                   By: ______________________________
                                              Name: Todd D. Noble
                                              Title: Chief Financial Officer,
                                              Treasurer and Secretary


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.